                                                                   EXHIBIT 10.23



AGREEMENT

This License Agreement is made and entered into this 31st day of October, 1991, by and between Microware Systems Corporation, an Iowa Corporation with its place of business at 1900 NW 114th Street, Des Moines, Iowa, 50325 (called "Microware"), and Firearms Training Systems, Inc. (called the "Licensee").

1.  DEFINITIONS:

a.  "Software" shall mean the component modules of the software product titled
      * OS-9 Industrial - MC68020/30/40
        Random Block File Manager (RBF)
        as may be specified in Appendix A-1.

b.  "Copy" shall mean both complete and partial editions of the Software.

c. "Distribute" shall mean the sale, lease, leased, loan, internal use, or other distribution of Software by Licensee.

d. "Specifications" shall refer to the functional description of the Software given in the current version of the applicable Microware User's Manual.

e. "Error" shall mean a demonstrable instance of adverse and incorrect operation of the Software not in conformance to its Specification.

f. "Per Copy Royalty" shall be the sum of Six hundred twenty-five ($625.00) U.S. Dollars.

g. "Advance Royalty Fee" shall be the sum of Six thousand two hundred fifty ($6,250.00) U.S. Dollars.

h. "Minimum Extension Quantity" shall refer to a minimum of two (2) Copies of Software.

i.  "The Official Address" for notices under this Agreement shall be:

    Microware:  Microware Systems Corporation
                1900 NW 114 Street
                Des Moines, Iowa  50325
                Attention: Corporate Administration

    Licensee:   Firearms Training Systems Inc.
                110 Technology Parkway
                Norcross, GA  30092
                Attention:  Gary Meyer
                Technical Contact:  Greg Echols

2.     DISTRIBUTION LICENSE:

Microware hereby grants Licensee a worldwide non-exclusive license to Distribute Software subject to the terms and conditions of this Agreement.

3.     ROYALTIES AND PAYMENT:

a. Licensee shall pay Microware the Advance Royally Fee, which represents Per Copy Royalties for the first 10 CPU's (Central Processing Unit(s) for which Copies of Software will be Distributed, upon Licensee's signature of this Agreement.

b. Licensee may extend this Agreement to Distribute Software for additional CPU's by prepaying to Microware a Per Copy Royalty for each additional CPU for which the Software will be Distributed. All extensions shall be in lots equal to or greater than the Minimum Extension Quantity.

c. Licensee agrees to pay all shipping charges for materials shipped by Microware under this Agreement, and any taxes, duties, licenses, fees, or tariffs imposed by any state or other governmental body or agency on the production, storage, licensing, sale, transportation, import, export or use of the Software. Microware shall be responsible for all taxes based upon its net income.

4.     ACCEPTANCE

a. Licensee shall evaluate Software and submit a written acceptance or rejection to Microware within sixty days after receipt of Software. Rejection shall be based solely on non-conformance of Software to its Specification. If no timely written rejection is given or if Licensee Distributes any Copies outside Licensee's organization, Software shall be considered accepted for all purposes of this Agreement.

b. If Licensee rejects Software, Microware shall have a period of sixty days from receipt of the rejection notice to correct Software and resubmit it to Licensee for acceptance testing under the terms and conditions set forth in
Section 4(a) above.

c. If Licensee properly rejects the resubmitted Software, Licensee may terminate this Agreement by returning Software including all Copies made by Licensee, and all materials shipped by Microware to Licensee under this Agreement. Within thirty days of receipt by Microware of said Software and materials, Microware shall provide Licensee written notification of termination of this Agreement, and shall refund the Advance Royalty Payment. The provisions of Section 14 of this Agreement shall apply during and after such termination.

5.     DISTRIBUTION OF SOFTWARE:

a. Licensee shall Distribute Software in object form only, except for specific files as may be specified in Appendix A-2.

b. Licensee shall only Distribute the Software configured for use with CPU's it manufactures and markets.

c. Microware shall provide Licensee with a Microware Certification Label for each per Copy Royalty fee paid. Licensee agrees that a Microware Certification Label shall be affixed to each computer system or CPU that contains a Copy of Software Distributed by Licensee.

d. All Copies of Software Distributed by Licensee shall include Microware copyright notices on the media label and imbedded in the Software object code. Licensee shall reproduce this copyright notices exactly as provided in the original Software as provided by Microware, however, Microware may from time to time reasonably specify or change their content in order to conform with any future changes in applicable laws and regulations.

e. Microware shall provide Licensee with applicable Microware User's Manual(s) as specified in Appendix A-3. Licensee agrees that this Agreement does not convey or confer the right to reproduce or duplicate any Microware-supplied documentation.

6.     ACCURATE RECORDS:

a. Licensee shall keep true, accurate and consistent records containing regular entries relating to the disposition of each Copy of Software Distributed by Licensee. These records shall be available for examination during normal business hours by independent accountants representing Microware, who shall be entitled to perform an audit and to make copies and extracts, and receive any explanations that may reasonably be requested. Microware is responsible for payment of the accountant's fees, except that Licensee shall be responsible for such fees in the event the examination discloses a discrepancy in Licensee's favor of more than two percent of the payment of royalties due under this Agreement.

b. Licensee agrees to provide Microware within 30 days after the end of each calendar quarter, a report of the total number of Copies of Software Distributed by Licensee during each prior quarterly period. Licensee shall commence providing Microware such quarterly reports within 30 days following the end of the calendar quarter in which this Agreement is signed.

7.     WARRANTY:

Licensee and Microware both acknowledge that all complex software and hardware systems (such as Software and Licensee's computer system) cannot be proven absolutely error-free, therefore:

a. For a one-year period commencing on Licensee's receipt of Software, Microware will make its best efforts to correct any Error(s) reported by Licensee. Licensee shall report each Error in writing using Microware's standard Product Discrepancy Report form and including sufficient example programs as may be necessary to demonstrate the Error.

b. If Microware is not able to correct or provide an effective work-around for an Error within ninety days from the date the Error was reported by Licensee, then at Licensee's option: (i) the correction period may be extended as may be agreed by the parties, (ii) Licensee may waive correction of the Error, (iii) this Agreement may be terminated by Licensee if it is determined that the Error is of such a nature as to render Software unusable. In the event of such termination, Microware will refund to Licensee one hundred percent of the Advance Royalty Payment, and Licensee shall immediately cease all use and Distribution of Software.

c. In the event a reported Error may be due to a modification or improvement made to Software by Licensee, Microware shall be responsible for correcting the Error only if the Error can be demonstrated on the version of Software directly supplied by Microware.

d. The rights and remedies granted to Licensee under this Section constitute Licensee's sole and exclusive remedy against Microware, its officers, agents, and employees for any liability or obligation arising out of or in connection with this Agreement, the condition of Software, Microware's duties to correct Errors or any other action, performance or omission hereunder.

e. This warranty is made directly by Microware only to Licensee and is not applicable or transferable to sub-licensees, to purchasers of the products of Licensee or any of their subsidiaries or to any other party.

THIS WARRANTY STATED ABOVE IS A LIMITED WARRANTY AND IS THE ONLY WARRANTY MADE BY MICROWARE. MICROWARE DOES NOT MAKE AND LICENSEE EXPRESSLY HEREBY WAIVES, ALL OTHER WARRANTIES, EXPRESS OR IMPLIED. WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE ARE EXPRESSLY EXCLUDED. MICROWARE SHALL HAVE NO LIABILITY WITH RESPECT TO ITS OBLIGATIONS UNDER THIS AGREEMENT OR OTHERWISE

OTHERWISE FOR CONSEQUENTIAL, EXEMPLARY, INCIDENTAL OR PUNITIVE DAMAGES EVEN IF IT HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

THE STATED EXPRESS WARRANTY IS IN LIEU OF ALL LIABILITIES OR OBLIGATIONS OF MICROWARE FOR DAMAGES ARISING OUT OF OR IN CONNECTION WITH THE DELIVERY, USE OR PERFORMANCE OF THE SOFTWARE.

8.     NON-DISCLOSURE OF SOURCE CODE:

Microware represents and Licensee agrees that Microware's business depends on Microware's ability to license Microware's software products and related materials, and that disclosure of Microware source code will give rise to irreparable injury to Microware inadequately compensable in monetary damages and would seriously impair Microware's ability to do business. Therefore the parties agree:

a. Licensee shall not reproduce, duplicate, copy, publish or otherwise disclose, distribute or disseminate the Software source code, or any other materials provided to Licensee by Microware under this License Agreement except for internal use upon the Licensee's premises, or as authorized in writing by Microware.

b. Licensee shall take due care to secure and protect the Software and shall make and keep only the minimum number of copies of the Software source code as may be required for technical or archival reasons, and will ensure that each copy is marked with a clearly legible confidentiality notice. Licensee shall restrict access to the Software source code and any other confidential materials to its bona-fide full-time employees, or consultants who have signed an appropriate nondisclosure agreement, and who have a bona-fide need for such access.

c. Licensee may not market, license, sell, or otherwise distribute any software derived in part or whole from the Software source code or based on techniques revealed by Licensee's inspection of the Software source code.

d. Licensee consents to an injunction or other equitable relief if sought by Microware from a court of competent jurisdiction against the breach of any of the terms of this License Agreement, in addition to any other legal remedies which may be available to Microware.

e. The Licensee's obligations under this section shall survive any termination or expiration of this License Agreement and shall extend until the earlier of such time as the information protected hereby is in the public domain through no fault of the Licensee or its employees, or fifteen (15) years following termination or expiration of this License Agreement.

9. UPDATE PERIOD:

For a one-year period commencing on the date stated at the beginning of this Agreement, Microware shall provide Licensee with master copies of any new releases or updated versions of the Software as may be officially released by Microware to its commercial customers.

10. OWNERSHIP AND TRADEMARKS:

a. Licensee acknowledges that all right, title and interest in software and its documentation shall belong solely and exclusively to Microware.

b. Licensee is authorized to reproduce applicable Microware trademarks and service remarks in connection with the distribution, advertising, marketing, and promotion of Licensee's products incorporating Software, provided that appropriate trademark notices are included.

11. INDEMNIFICATIONS:

a. Microware represents that it has sufficient right, title and interest in the Software to make this Agreement. Microware agrees to defend at its expense any claim, suit or action against Licensee based on a claim that Microware does not have sufficient right, title, and interest in the Software as furnished by Microware, or that the Software infringes on any United States copyright, patents, licenses, trade secrets or other proprietary rights, and to pay the amount of any settlement, award, or the costs and damages finally awarded after appeal, if any, in any such claim, suit or action, provided (1) that Microware is notified promptly in writing of any notice of claim or of threatened or actual suit and (2) at Microware's request and expense Microware is given assistance for the defense of same, Microware's liability under this Section 11(a) is limited to one hundred (100) percent of the payments received by Microware under Section 5(a). Licensee shall have the right to approve or reject any settlement proposed by Microware which would result in a recovery exceeding the limitation of liability of Section 12.

Following notice of a threatened or actual claim, suit or action under this
Section 11(a), Microware may, at its option, procure for Licensee the right to continue to use the Software as furnished or to replace or modify the Software to make it non-infringing. If Microware elects to replace or modify the Software, such replacement or modification shall meet the specifications in the applicable Microware User(s) Manual current as of the date of replacement or modification. The foregoing states the entire liability of Microware with respect to the infringement of the Software or any part thereof of any copyrights, patents, licensee, trade secrets or other proprietary rights, and Licensee expressly waive any such other liabilities.

b. Licensee shall indemnify and agree to hold harmless Microware from any loss, liability or costs (including attorneys' fees) arising out of or in any way connected to claims from all other parties, including subsidiaries, sublicensees and purchasers of Licensee's products, relating to any claims, suits or actions relating to the Software or any parts thereof, except as provided in Section 11(a) above.

12.    LIMITATION OF LIABILITY:

Microware's liability to Licensee under any provision of this Agreement shall be limited to the amount actually paid by Licensee to Microware under this Agreement. Microware's limitation of liability is cumulative with all Licensee payments to Microware being aggregated to determine satisfaction of the limit. The existence of more than one claim or suit will not enlarge or extend the limit. Licensee releases Microware from all obligations, liabilities, claims, or demands in excess of the limitation. The parties acknowledge the other parts of this Agreement rely upon inclusion of this Section herein.

13.    ASSIGNMENT AND SUBLICENSES:

a. This agreement shall not be assigned in whole or part by either party to any other party (including subsidiaries, affiliates, and corporate parent(s) except (i) with the prior written approval of the other party, or to (ii) any corporate successor, or (iii) purchaser of substantially all of the assets of the party's computer products business. The assigning party shall give ten days advance written notice of a proposed assignment to the other party. In the event of any assignment by Licensee, the assignee shall agree in writing to abide by the conditions of this Agreement and to any other terms that Microware may reasonably request.

b. Licensee shall not sublicense any of its rights under this Agreement to any other person or entity except as specifically authorized in writing by Microware.

14.    TERM AND TERMINATION OF AGREEMENT:

a. This Agreement shall be effective from the date stated at the beginning of this Agreement until its termination in accordance with the terms of this Agreement or ten years from the stated date of this Agreement, whichever is earlier.

b. Microware may terminate this Agreement by giving notice to Licensee: (i) if Licensee fails to perform or comply with this Agreement or any provision thereof, or (ii) if Licensee is the subject of a voluntary or involuntary petition under any Bankruptcy Act. Termination for Licensee's breach of Section 8 shall be effective as of the day notice is given; otherwise termination shall be effective thirty days following Microware's giving of notice if the occurrence giving rise to the right of termination has not been cured.

c. If Microware is the subject of a voluntary or involuntary petition under any Bankruptcy Act, this Agreement shall survive and Licensee's rights hereunder shall continue.

d. If this Agreement is terminated, Licensee shall return all full or partial copies of Software and any other material furnished by Microware to Licensee within ten days following the termination date, including any in-house copies Licensee may have produced. At the termination of this Agreement Licensee will be deemed to have and conveyed back to Microware all rights in and to Software. Termination under this provision shall not relieve Licensee of the obligations it has under this Agreement. From and after termination Licensee will not use internally or employ Software and related materials delivered to Microware to Licensee as part of any product which Licensee may Distribute.

e. Termination by Licensee not due to Microware's default, or by Microware as a result of Licensee's default shall result in forfeiture of all sums paid by Licensee under this Agreement including all prepaid royalties. The rights and remedies of Microware provided in this section shall not be exclusive and are in addition to any other rights and remedies provided by law or this Agreement.

15.    NOTICES AND REQUESTS:

All notices, requests and reports in connection with this Agreement shall be deemed given as of the day they are deposited in the local postal system, postage prepaid, certified or registered, return receipt requested, or transmitted via confirmable telefacsimile or telex, and addressed to the other party's Official Address.

16.    CONTROLLING LAW AND CONTROVERSIES:

This Agreement shall be construed and controlled by the laws of the United States of America and of the State of Iowa. The parties agree that any controversy arising under this Agreement shall be submitted to the courts located in Polk County, Iowa, USA, and Licensee consents to the jurisdiction and venue of such courts for such controversies. If either party employs attorneys to enforce any rights arising out of or related to this Agreement, the party prevailing shall be entitled to recover reasonable attorney's fees from the other party.

17.    MODIFICATION, SEVERABILITY, WAIVER, FORCE MAJEURE:

a. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and merges all prior and contemporaneous communications. It shall not be modified except by a written agreement dated and signed on behalf of Microware and Licensee by their respective duly authorized representatives.

If any provision of this Agreement shall be found to be invalid or unenforceable for any reason, the remaining provisions nevertheless shall remain in full force and effect.

c. Any waiver on the part of any parties hereto shall not imply the waiver of any other right or interest of such party, or any subsequent waiver.

d. Except for failure to pay sums required under this Agreement, the parties hereto shall not be responsible for any failure or delay in the performance of any obligations hereunder caused by acts of God of the public enemy, flood, fire, natural disaster, war or preclusive acts of any governmental authority.

18.    EXPORT AND USE RESTRICTIONS:

Microware Software is licensed with the express understanding that Licensee will not reexport -- directly or indirectly -- such Software, or the direct product of such Software, unless the Export Administration Regulations of the U.S. Department of Commerce explicitly permit such reexport, or the Office of Export Licensing of the U.S. Department of Commerce first grants authorization in writing.

The obligations mentioned above, which survive the term of this Agreement, cover reexports to any of the following countries: The People's Republic of China, Afghanistan, or those countries described as Country Groups Q, S, W, Y or Z in the U.S. Export Administration Regulations. These Country Groups, at the present time, consist of the following countries: Albania, Bulgaria, Cambodia, Cuba, Czechoslovakia, Estonia, Hungary, Laos, Latvia, Libya, Lithuania, Mongolian People's Republic, North Korea, Poland, Romania, The Union of Soviet Socialist Republics, and Vietnam.

19.    BINDING EFFECT:

Subject to the limitations hereinbefore expressed, this Agreement will inure to the benefit of and shall be binding upon the parties, their successors, administrators, heirs, and assigns.

IN WITNESS HEREOF, the parties have hereunto set their hands and seals as of the date stated at the beginning of this Agreement. All signed copies of this Agreement shall be deemed originals.

For Microware:

Name:                /s/ Charles R. Ball
                     -------------------

Title:               V.P. MKTG.
                     ----------

For Licensee:      Firearms Training Systems

Name:                /s/ Gary Meyer
                     --------------

Title:               Director of Finance
                     -------------------


APPENDIX B is attached hereto and incorporated herein.

Microware Initials   /s/ CB
                     ------

Licensee Initials  /s/ GM
                   ------

                                   APPENDIX A

                                Industrial OS-9

A-1    Specification of Product

Kernel, Syscache, Init and Sysgo
Sequential Character File Manager, sample drivers and descriptors
Pipe File Manager, sample drivers and descriptors
Math and CIO libraries
Utility commands: Break, Date, Deiniz, Devs, Dump, Echo, Events, Exbin, Help, Ident, Irqo, Link, Mdir, Mfree, printenv, Procs, Setime, Shell, Sleep, Tmode, Unlink and Xmode.

"Math881" and CIO020" modules are additionally included with Industrial OS-9/68020 and OS-9/68030. The "Maps" utility and "SSM851" are additionally included with Industrial OS-9/88030.



A-2    Source Code Files Authorized For Distribution

Init, Sysgo and Syscache
High level device drivers modified for use with Licensee's computer system and not containing "bootstrap" routine
Device descriptors
System macro files (MACROS)
System definition files (DEFS)
Library files (LIB)
Any related defsfiles and makefiles



A-3    Software User Documentation

Microware shall provide Licensee with one copy of the applicable Microware User's Manuals for its internal use.



Microware Initials   /s/ CB
                     ------

Licensee Initials  /s/ GM
                   ------

                                   APPENDIX A

                           Random Block File Manager

A-1    Specification of Product

Random Block File Manager, sample drivers and descriptors

Utility commands:

Atir          Backup    Binex  Build    Cfp     Cmp     Code

Compress       Copy     Count  Dcheck   Deal   Deldir   Dir

Diskcache      Dsave     Edt   Expand  Fixmod  Format   Free

Freelore       Fsave    Grep    List    Load   Login   Makdir

Make           Merge    Moded  089gen    Pd      Pr    Qsert

Rename       Rainsplit  Save    Tee    Touch     Tr    Tamon

Uname

A-2    Source Code Files Authorized For Distribution

High level device drivers modified for use with Licensee's computer system and not containing "bootstrap" routines
Device descriptors
System macro files (MACROS)
System definition files (DEFS)
Library files (LIB)
Any related diskfiles and makefiles



A-3    Software User Documentation

Microware shall provide Licensee with one copy of the applicable Microware User's Manuals for its internal use.



Microware Initials   /s/ CB
                     ------

Licensee Initials  /s/ GM
                   ------

                                                                      APPENDIX B

1. On or before December 19, 1991, Licensee may, at its option, modify and upgrade this agreement as is stated below by paying Microware the sum of six thousand two hundred and fifty ($6,250) U.S. Dollars and providing Microware with two Licensee-Initialed copies of this Appendix.

        Section 1(f) shall be changed from "six-hundred twenty-five ($625) to "one hundred twenty-five ($125).

        Section 1(g) shall be changed from "six thousand two hundred fifty ($6,250) to "twelve thousand five hundred ($12,500)".

        Section 1(h) shall be changed from "two (2)" to "ten (10)".

        Section 3(a) shall be changed from "10" to "100".

2. Upon receipt of such payment and notification, Microware shall provide Licensee with ninety additional Certification Labels and One Microware Initialed copy of the Licensee-supplied Appendix.


    Microware Initials /s/ CB
                       -------
    Licensee Initials  _______